Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-172369) and related Prospectus of Team Health Holdings, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 8, 2011, with respect to the consolidated financial statements and schedule of Team Health Holdings, Inc., and the effectiveness of internal control over financial reporting of Team Health Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 28, 2011